Exhibit 99.1

Cray Media:	Investors:
Nick Davis	Paul Hiemstra
206/701-2123	206/701-2044
pr@cray.com	ir@cray.com
CRAY INC. REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS
Reports Record Net Cash of $104 Million
Seattle, WA – April 29, 2009 – Global supercomputer leader Cray Inc. (Nasdaq GM: CRAY) today announced financial results for the first quarter ended March 31, 2009. Revenue for the quarter was $74.5 million compared to $26.1 million in the prior year period. The company reported a net loss for the quarter of ($4.9 million) or ($0.15) per share compared to a net loss of ($12.0 million) or ($0.37) per share in the first quarter of 2008.
Total gross profit margin for the first quarter was 24 percent compared to 43 percent in the first quarter of 2008. As anticipated, product margin declined to 22 percent driven by a large, low-margin contract (on which $36 million was recognized in the first quarter of 2009). The first quarter 2009 service margin of 32 percent was impacted by a delay in the signing of a contract and revenue recognition issues relating to a custom engineering project on which we have been incurring costs.
Operating expenses for the first quarter of 2009 were $21.4 million compared to $22.8 million in the prior year period.  The first quarter 2009 results included non-cash items of $2.2 million for gross depreciation and amortization and $2.4 million related to stock compensation expense, which includes approximately $1.4 million in accelerated amortization related to the stock option tender offer completed in the first quarter of 2009.  Additionally, interest expense included $0.5 million of non-cash interest expense related to the adoption of a new accounting principle.
As of March 31, 2009, cash and short-term investments totaled $131.8 million and net cash was a record $104.1 million (cash and short-term investments less the face value of outstanding convertible notes of $27.7 million). Net cash at Dec. 31, 2008 was $52.7 million.
“We had a solid first quarter marked by strong revenue performance and excellent growth in our cash position,” said Peter Ungaro, president and CEO of Cray. “With the hiring of Skip Richardson to lead our Custom Engineering business development team and the recent announcement of the XT5m, our new midrange supercomputer, we now have the pieces in place to deliver on our long-term strategic vision. We have more than doubled our addressable market in the last 18 months and, with the momentum created by the Cray XT5 supercomputer, we will continue to expand our position in the high performance computing industry.”

Outlook
For the full-year 2009, a wide range of potential outcomes remain possible. Cray continues to expect revenue in the range of $260 million for the year with a small operating loss. Overall gross profit margin is expected to be in the low to mid-30 percent range, much improved from first quarter levels. Core operating expenses are anticipated to be lower by roughly $2 million from 2008 levels. We currently anticipate the balance of the annual revenue target to be weighted relatively evenly by quarter through the remainder of 2009, though results could fluctuate significantly depending on the timing of system acceptances.
Recent Highlights
•	During the first quarter, Cray announced the formation of a new subsidiary in India aimed at strengthening its presence in that country’s growing high performance computing marketplace. Also during the quarter, the Saha Institute of Nuclear Physics (SINP) in Calcutta, India selected the Cray XT5 supercomputer for its Theory Division. SINP is the first customer in Cray’s Asia Pacific region to acquire a Cray XT5 system.

•	During the first quarter, Cray was awarded a contract with a U.S. government agency for a new Cray XT5 system and services totaling approximately $31 million. The first phase of the new system is scheduled for delivery in the second half of 2009.

•	In March, the company launched its new line of Cray XT5m midrange supercomputers. The Cray XT5m system builds on the success of the Cray XT5 system to deliver performance, efficiency and manageability unrivaled in its price range with capabilities that previously were only available to the world’s largest research facilities. The High Performance Computing Center Stuttgart (HLRS) at the University of Stuttgart, Germany is the first Cray XT5m customer.

•	In April, Cray announced continued momentum in the establishment of a worldwide reseller network for the Cray CX1 deskside supercomputer. Cray has signed contracts with a dozen resellers around the world, including several in the U.S. and others in Italy, Spain, Korea and Japan. These resellers provide broad, global access to the high performance computing industry, including the scientific research and commercial market segments.

•	In April, Cray announced the appointment of Skip Richardson to the position of vice president of business development for the company’s custom engineering team. Richardson, who has more than 20 years of business development experience in the technology and aerospace industries, will be responsible for promoting Cray’s custom engineering solutions to government agencies, commercial customers and systems integrators.
Conference Call Information
Cray will host a conference call today, Wednesday, April 29, 2009 at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to discuss 2009 first quarter financial results. To access the call, please dial into the conference at least 10 minutes prior to the beginning of the call at 1-877-941-1469. International callers should dial 1-480-629-9674. To listen to the live audio webcast, go to the Investors section of the Cray website at http://investors.cray.com.

If you are unable to attend the live conference call, an audio webcast replay will be available in the Investors section of the Cray website for 180 days. If you do not have Internet access, a replay of the call will be available by dialing 1-800-406-7325 and entering access code 4063244. International callers can listen to the replay by dialing 1-303-590-3030, access code 4063244. The conference call replay will be available for 72 hours, beginning at 4:30 p.m. Pacific Time on Wednesday, April 29, 2009.
About Cray Inc.
As a global leader in supercomputing, Cray provides highly advanced supercomputers and world-class services and support to government, industry and academia. Cray technology enables scientists and engineers to achieve remarkable breakthroughs by accelerating performance, improving efficiency and extending the capabilities of their most demanding applications. Cray’s Adaptive Supercomputing vision will result in innovative next-generation products that integrate diverse processing technologies into a unified architecture, allowing customers to surpass today’s limitations and meeting the market’s continued demand for realized performance. Go to www.cray.com for more information.
Safe Harbor Statement
This press release contains forward-looking statements. There are certain factors that could cause Cray’s execution to differ materially from those anticipated by the statements above. These factors include significantly fluctuating quarterly operating results; significant reliance on third-party development service and parts suppliers; the timing and successful passing of customer acceptance tests; the level, timing and continuation of government funding for supercomputer purchases and research and development activities, including the large DARPA HPCS contract; lower margin and operating results due to many variables; the technical challenges of developing high performance computing systems, including potential delays or changes in development programs that can result in lost revenue and delayed payment milestones; the possible adverse effects of the current economic uncertainty on government budgets; the successful porting of application programs to Cray supercomputer systems; winning and timing of new Custom Engineering contracts for 2009 performance; successful rate of customer adoption of the Cray CX1 system; anticipated revenue subject to complex revenue recognition rules; Cray’s ability to compete against larger, more established companies and innovative competitors; and general economic and market conditions. For a discussion of these and other risks, see “Risk Factors” in Cray’s most recent Annual Report on Form 10-K filed with the SEC.
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Cray is a registered trademark, and Cray XT5m, Cray XT5 and Cray CX1 are trademarks of Cray Inc. All other trademarks are the property of their respective owners.

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited and in thousands, except per share data)

	Quarter Ended
	March 31,
	2009	2008
		(As Adjusted) (1)

REVENUE:
Product	$59,462	$10,690
Service	15,019	15,438

Total revenue	74,481	26,128

COST OF REVENUE:
Cost of product revenue	46,334	6,412
Cost of service revenue	10,276	8,359

Total cost of revenue	56,610	14,771

Gross profit	17,871	11,357

OPERATING EXPENSES:
Research and development, net	11,215	13,719
Sales and marketing	6,063	5,382
General and administrative	4,146	3,696

Total operating expenses	21,424	22,797

Loss from operations	(3,553)	(11,440)

Other (expense) income, net	(754)	253

Interest expense, net	(533)	(496	) (2)

Loss before income taxes	(4,840)	(11,683)

Income tax expense	(48)	(282)

Net loss	$(4,888)	$(11,965	) (2)

Diluted net loss per common share	$(0.15)	$(0.37	) (3)

Diluted weighted average shares outstanding	33,197	32,371

(1)	March 31, 2008 results have been adjusted for the adoption of FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”).

(2)	Summary of adjustments due to retrospective application of FSP APB 14-1 to Previously Reported March 31, 2008 balances:

	As Previously		As
	Reported	Adjustment	Adjusted

Interest income (expense), net	$837	$(1,333)	$(496)
Net loss	(10,632)	(1,333)	(11,965)

(3)	Previously reported net loss per common share for the three months period ended March 31, 2008 was $(0.33) per share

CRAY INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited and in thousands)

	March 31,	December 31,
	2009	2008
		(As Adjusted) (1)
ASSETS
Current assets:
Cash and cash equivalents	$123,428	$72,373
Restricted cash	2,691	2,691
Short-term investments, available-for-sale	5,641	5,350
Accounts receivable, net	23,756	95,667
Inventory	53,726	80,437
Prepaid expenses and other current assets	23,630	29,993	(2)

Total current assets	232,872	286,511

Property and equipment, net	18,246	18,396
Service inventory, net	1,734	1,917
Deferred tax asset	1,716	1,200
Other non-current assets	6,533	5,837

TOTAL ASSETS	$261,101	$313,861

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$20,012	$16,730
Accrued payroll and related expenses	10,267	23,672
Advance research and development payments	1,432	13,887
Convertible notes	26,218	25,681	(2)
Other accrued liabilities	6,173	24,670
Deferred revenue	56,847	67,692

Total current liabilities	120,949	172,332

Long-term deferred revenue	17,782	18,154
Other non-current liabilities	3,070	3,170

TOTAL LIABILITIES	141,801	193,656

Shareholders’ equity:
Common stock and additional paid-in capital	546,431	543,442	(2)
Accumulated other comprehensive income	10,358	9,364
Accumulated deficit	(437,489)	(432,601	) (2)

TOTAL SHAREHOLDERS’ EQUITY	119,300	120,205

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$261,101	$313,861

(1)	December 31, 2008 balances have been adjusted for the adoption of FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement) (“FSP APB 14-1”).

(2)	Summary of adjustments due to retrospective application of FSP APB 14-1 to Previously Reported December 31, 2008 balances:

	As Previously		As
	Reported	Adjustment	Adjusted

Prepaid expenses and other current assets	$30,023	$(30)	$29,993
Convertible notes	27,727	(2,046)	25,681
Common stock and additional paid-in capital	518,727	24,715	543,442
Accumulated deficit	(409,902)	(22,699)	(432,601)